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[INTERNATIONAL PAPER LOGO]

                                                       International Paper Plaza
                                                       400 Atlantic Street
                                                       Stamford, CT 06921

News Release

Media Contacts:    Jennifer Boardman, International Paper, 203-541-8407
                   Rick Ouellette, International Paper, 912-238-6399

Investor Contacts: Darial Sneed, International Paper, 203-541-8541
                   Brian Turcotte, International Paper, 203-541-8632

   International Paper Reaches Definitive Agreement to Sell its Canadian Pulp
                and Wood Business to West Fraser Timber Co., Ltd.

STAMFORD, Conn. - July 21, 2004 -- International Paper (NYSE: IP) today announced it has reached a definitive agreement to sell the capital stock of its Weldwood of Canada, Ltd. subsidiary to West Fraser Timber Co., Ltd. (TSE:WFT) of Vancouver, Canada for approximately C. $1.26 billion (approximately U.S. $950 million), subject to certain adjustments at closing. The transaction is subject to completion of due diligence and financing to be completed by the end of September, as well as applicable regulatory approvals.

International Paper and West Fraser expect to complete the all-cash transaction in the fall, subject to various closing conditions.

"Weldwood is a solid company with outstanding, dedicated people and a proven track record of sustainable forest management. The sale of this business is about making choices regarding how we compete in our core businesses going forward," said International Paper Chairman and Chief Executive Officer John Faraci.

"The stand-alone assets in Canada are based on a different operating model than our businesses in the United States," said Faraci. "Our significant U.S. land base is highly integrated with our wood products operations because they use more than 75 percent of the saw logs we harvest from our own forestland, while Weldwood's wood fiber comes from harvesting rights on government-owned land. Likewise, Weldwood's two pulp mills in Canada are stand-alone facilities, while our U.S. based pulp business is supplied by mills that also produce other products. Weldwood's stand-alone pulp mills are a good fit with West Fraser's pulp business in Canada."

Based on current account balances and exchange rates, International Paper estimates that the cash proceeds at closing, after adjustments, will be approximately (U.S.) $900 million. As a result of net operating loss carryforwards, there should be no current cash outlay for taxes. International Paper estimates that the transaction will result in a one-time accounting loss,





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subject to certain adjustments, of approximately $425 million before taxes ($780 million after taxes or $1.60 per share) in the third quarter of 2004. The after-tax loss reflects a U.S. taxable gain on the transaction due to the low historic U.S. tax basis in Weldwood. Additionally, Weldwood's operating results will be reclassified as discontinued operations in International Paper's consolidated financial results, beginning in the third quarter of 2004.

"The timing is right for the sale of Weldwood, given the very strong wood products markets. This decision, along with the recent sale of Carter Holt Harvey's tissue business and the purchase of the Box USA corrugated packaging business, reflect choices that we believe will improve the focus of our portfolio, build stronger businesses and improve our future profitability," said Faraci.

Due to this recent period of strong lumber and plywood demand, Weldwood's sales in the first quarter of 2004 were approximately U.S. $225 million, contributing $0.04 per share to International Paper's earnings for the first quarter. In the second quarter of 2004, Weldwood's sales were approximately U.S. $260 million, contributing $0.08 per share to International Paper's earnings for the second quarter. Weldwood's full-year 2003 impact on IP's earnings was $0.02 per share.

The company will provide further commentary on the transaction and answer investor questions in a webcast, hosted by John Faraci, at 9:30 a.m. (EDT) on Thursday, July 22. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live webcast must pre-register at the site prior to the webcast. A replay of the webcast will also be available on the Web site beginning at noon (EDT) tomorrow.

In addition, persons interested in listening to the call by telephone may dial in at 888-496-6261 within the United States. International callers should dial 303-262-3302 and ask to be connected to "International Paper's Weldwood Call". There is no password. Participants should call no later than 9:15 a.m. (EDT). Slides that correspond with the conference call will be available on the company Web site at http://www.internationalpaper.com under the Investor Information button, beginning at approximately 8:45 a.m. (EDT). There will be a four-week replay of the call. For calls placed within the United States: 800-406-7325. For International callers: 303-590-3030. The password for the replay is 3174875.

Weldwood of Canada, Ltd., (www.weldwood.com) manufactures lumber, plywood, laminated veneer lumber, treated wood products and northern bleached softwood kraft pulp for global markets at eight wholly owned and four joint venture mills in British Columbia and Alberta, Canada. Its seven lumber mills have an annual capacity of 1.3 billion board feet. Its two plywood mills have an annual capacity of 450 million square feet and its one laminated veneer lumber mill has an annual capacity of 3 million cubic feet. Weldwood has a market pulp capacity of 675 thousand short tons at its two pulp mills. Headquartered in Vancouver, Weldwood manages nearly 8 million acres of Crown land under a variety of long-term provincial government agreements. Weldwood employs more than 3,000 people.

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' program, a system that ensures the perpetual





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planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

Statements in this news release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, uncertainty as to whether the sale of Weldwood of Canada, Ltd. will be completed, the ability of the companies to meet closing conditions, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.